Exhibit 5.1

4801 Main Street, Suite 1000

Kansas City, MO 64112

Main: 816.983.8000

Fax: 816.983.8080

February 13, 2012

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Kansas City Southern, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to 600,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Company’s 401(k) and Profit Sharing Plan (the “Plan”).

In rendering this opinion in connection with the Registration Statement, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. With respect to the actions to be taken subsequent to the date hereof by the Board of Directors of the Company or an authorized committee thereof, we have assumed that such actions will be taken at duly called meetings with a quorum of directors or committee members, as the case may be, present and acting throughout, or by unanimous written consent of all directors or committee members, as the case may be.

We do not express any opinion as to any laws other than the General Corporation Law of the State of Delaware. In so far as the opinions expressed herein relate to matters governed by laws other than those above, we assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plan, such Shares will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Husch Blackwell LLP
Husch Blackwell LLP